Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer Cache Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Jane Thorn Leeson
ICR, Inc.
(203) 682-8225/(646) 277-1223

CACHE REPORTS SECOND QUARTER FISCAL 2010 RESULTS
Second Quarter Comparable Store Sales Increase 5.1%
Second Quarter Earnings per Share of $0.07
Cash and Marketable Securities Totals $30.9 million at Quarter End

New York, New York – August 12, 2010 – Cache Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“second quarter”) and twenty-six week periods (“first six months”) ended July 3, 2010.

For the 13-week period ended July 3, 2010:
•
Net sales decreased 0.5% to $56.6 million from $56.9 million in the second quarter of fiscal 2009. Comparable store sales increased 5.1%, as compared to a decrease of 23.0% in the second quarter of fiscal 2009;

•	Net income totaled $897,000 or $0.07 per diluted share, as compared to net income of $845,000 or $0.07 per diluted share in the second quarter of fiscal 2009.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “We are pleased to report positive comparable store sales and positive earnings in the second quarter. During the quarter, we saw particular strength in sportswear and dresses, which led to a 5.1% comparable store sales increase.  We continued to maintain control of expenses during the quarter and ended the period with a strong balance sheet.  Operating expenses declined by 60 basis points as a percentage of net sales. Cash and cash equivalents were $30.9 million and inventory was below the second quarter last year, down $2.0 million or 9.0%.”

“As we begin the second half of the year, we feel very good about the direction of our business. Our comparable store sales are up positive mid-single digits in the first five weeks of our third quarter, providing further evidence that our design and merchandise initiatives are working and generating intended results,” Mr. Reinckens continued.  “To showcase our great new fall and holiday assortments, we have broadened our marketing investment to include national magazine advertising. We also expect to see improvements in our merchandise margin, as we increase full-price selling and reduce our future reliance on air freight.  While we typically report a loss in the third quarter given the seasonality of our business, we expect to report solid profitability in the fourth quarter, with our heightened discipline and strong assortments allowing us to begin fiscal 2011 with leaner and more current inventory.  We remain confident that our strategies will lead to increased long-term sales and profit potential, as well as maximized value for all Cache stakeholders.”

For the 26-week period ended July 3, 2010:
•
Net sales decreased 4.3% to $105.1 million from $109.9 million in the first six months of fiscal 2009. Comparable store sales decreased 0.8%, as compared to  a  decrease of 21.9% in the first six months of fiscal 2009;

•	Net loss was $3.2 million or ($0.25) per diluted share, as compared to net loss of $751,000 or ($0.06) per diluted share in the first six months of fiscal 2009.

Gross profit for the second quarter of fiscal 2010 was $24.9 million, or 44.1% of net sales, compared to $25.2 million, or 44.4% of net sales, in the second quarter of fiscal 2009. For the first six months of fiscal 2010, gross profit was $41.6 million, or 39.6% of net sales, compared to $47.0 million, or 42.8% of net sales, in the first six months of fiscal 2009. The decline in gross profit margin for the first six months of fiscal 2010 was primarily driven by an increase in markdowns and in-house design team and sourcing costs.

In total, operating expenses were $23.5 million, or 41.5% of net sales, as compared to $23.9 million, or 42.1% of net sales, in the second quarter of fiscal 2009. For the first six months of fiscal 2010, total operating expenses were $46.8 million, or 44.5% of net sales, compared to $48.2 million, or 43.9% of net sales, in the first six months of fiscal 2009.

At July 3, 2010, cash and marketable securities totaled $30.9 million compared to $34.8 million in cash and marketable securities at June 27, 2009. Prepaid rent increased $3.1 million at quarter end from the prior year period, due to the payment of July 2010 rents prior to the end of the quarter. In fiscal 2009, July rents were paid after quarter end. Total inventory at cost decreased 9.0% at quarter end from the prior-year period. Working capital decreased by $5.7 million to $40.1 million from $45.7 million at June 27, 2009, primarily due to operating losses.

A table summarizing financial results follows:

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
($ thousands, except for per share data, share numbers and store count)

Net sales	$ 105,125	$ 109,872	$ 56,575	$ 56,866
Operating income (loss)	(5,174)	(1,212)	1,444	1,318
Net income (loss)	(3,184)	(751)	897	845

Basic earnings (loss) per share	$ (0.25)	$ (0.06)	$ 0.07	$ 0.07
Diluted earnings (loss) per share	$ (0.25)	$ (0.06)	$ 0.07	$ 0.07

Basic weighted average shares
outstanding	12,771,000	12,841,000	12,771,000	12,728,000
Diluted weighted average shares
outstanding	12,771,000	12,841,000	12,809,000	12,728,000

Number of stores open at end of period	284	291	284	291

Store Opening Plans

During the second quarter, the Company opened one new store and closed two stores, ending the period with 284 stores in operation. For the remainder of fiscal 2010, the Company plans to open approximately two additional new stores and close approximately two additional stores, ending the year with approximately 284 locations and approximately 570,000 square feet in operation.

Conference call information

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2010 results today, August 12, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until August 19, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference code 354673.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 284 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		July 3,	January 2,	June 27,
ASSETS		2010	2010	2009

Current assets:
Cash and equivalents		$3,742,000	$5,516,000	$2,815,000
Marketable securities		24,665,000	29,999,000	30,513,000
Certificate of deposits - restricted		2,500,000	1,500,000	1,500,000
Receivables, net		2,614,000	3,411,000	2,653,000
Income tax receivable, net		81,000	3,438,000	534,000
Inventories, net		20,408,000	16,599,000	22,420,000
Prepaid expenses and other current assets		6,370,000	4,943,000	2,109,000
	Total current assets	60,380,000	65,406,000	62,544,000

Equipment and leasehold improvements, net		28,204,000	31,713,000	38,415,000
Goodwill		9,092,000	9,092,000	9,092,000
Intangible assets, net		102,000	102,000	1,245,000
Other assets		5,249,000	4,684,000	2,399,000

	Total assets	$103,027,000	$110,997,000	$113,695,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable		$7,547,000	$7,624,000	$5,559,000
Note payable		1,569,000	1,408,000	1,282,000
Accrued compensation		2,354,000	2,668,000	1,316,000
Accrued liabilities		8,848,000	11,783,000	8,647,000
	Total current liabilities	20,318,000	23,483,000	16,804,000

Note payable		630,000	1,425,000	2,518,000
Other liabilities		14,736,000	15,806,000	16,430,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock		164,000	164,000	164,000
Additional paid-in capital		47,799,000	47,555,000	47,272,000
Retained earnings		59,175,000	62,359,000	70,302,000
Treasury stock, at cost		(39,795,000)	(39,795,000)	(39,795,000)
	Total stockholders' equity	67,343,000	70,283,000	77,943,000

	Total liabilities and stockholders' equity	$103,027,000	$110,997,000	$113,695,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	26 Weeks Ended	26 Weeks Ended
	July 3,	June 27,
	2010	2009

Net sales	$105,125,000	$109,872,000

Cost of sales, including buying and occupancy	63,477,000	62,848,000

Gross profit	41,648,000	47,024,000

Expenses
Store operating expenses	37,807,000	39,251,000
General and administrative expenses	9,015,000	8,985,000
Total expenses	46,822,000	48,236,000

Operating loss	(5,174,000)	(1,212,000)

Other income (expense):
Interest expense	(67,000)	(98,000)
Interest income	85,000	127,000

Loss before income taxes	(5,156,000)	(1,183,000)

Income tax benefit	(1,972,000)	(432,000)

Net loss	$(3,184,000)	$(751,000)

Basic loss per share	$(0.25)	$(0.06)

Diluted loss per share	$(0.25)	$(0.06)

Basic weighted average shares outstanding	12,771,000	12,841,000

Diluted weighted average shares outstanding	12,771,000	12,841,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	July 3,	June 27,
	2010	2009

Net sales	$56,575,000	$56,866,000

Cost of sales, including buying and occupancy	31,642,000	31,636,000

Gross profit	24,933,000	25,230,000

Expenses
Store operating expenses	19,148,000	19,663,000
General and administrative expenses	4,341,000	4,249,000
Total expenses	23,489,000	23,912,000

Operating income	1,444,000	1,318,000

Other income (expense):
Interest expense	(32,000)	(47,000)
Interest income	41,000	60,000

Income before income taxes	1,453,000	1,331,000

Income tax provision	556,000	486,000

Net income	$897,000	$845,000

Basic earnings per share	$0.07	$0.07

Diluted earnings per share	$0.07	$0.07

Basic weighted average shares outstanding	12,771,000	12,728,000

Diluted weighted average shares outstanding	12,809,000	12,728,000